Prospectus Supplement Filed pursuant to Rule 424(b)(3)
Registration No. 333-170570

PROSPECTUS SUPPLEMENT NO. 1
DATED FEBRUARY 22, 2011
(To Prospectus Dated February 11, 2011)

ADHEREX TECHNOLOGIES, INC.
OFFERING UP TO 425,000,000 UNITS

This prospectus supplement (the “Prospectus Supplement”) modifies and supersedes, in part, the information contained in, and should be read in conjunction with, that certain Prospectus, dated February 11, 2011, of Adherex Technologies Inc. (the “Prospectus”).  This Prospectus Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus.  The Prospectus relates to the public sale of up to 425,000,000 Units (each consisting of one share of our common stock, and one warrant to purchase one share of common stock subject to rounding as described in the Prospectus) pursuant to a rights offering by Adherex Technologies Inc. (the “Company”).

The Prospectus is amended by this Prospectus Supplement to make the following changes: (i) to change all references in the Prospectus to the record date for the rights offering from 5:00 p.m., New York City time, on February 24, 2011 to 5:00 p.m., New York City time, on March 2, 2011; and (ii) to change the “Commencement Date of Subscription Period” on page 4 of the Prospectus from February 28, 2011 to  5:00 p.m., New York City time, on March 2, 2011.

Investing in the Company’s securities involves risks.  Beginning on page 8 of the Prospectus, we have listed “Risk Factors" which you should consider.  You should read the entire Prospectus, together with this Prospectus Supplement, carefully before you make an investment decision with respect to our securities.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement (or the Prospectus dated February 11, 2011) is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 22, 2011.